Exhibit 2.n.3

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors and Stockholders
of Gladstone Investment Corporation:
Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated May 23, 2011 appearing in the accompanying registration statement on Form N-2 of Gladstone Investment Corporation also included an audit of the senior securities table appearing on page 60. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
May 23, 2011